Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No.333-171666, No.333-179662, No.333-186978 and No.333-194849 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of iSoftStone Holdings Limited, its subsidiaries and variable interest entity (collectively, the “Group”), and the effectiveness of the Group’s internal control over financial reporting dated April 29, 2014, appearing in the Annual Report on Form 20-F of iSoftStone Holdings Limited for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP Beijing, the People’s Republic of China April 29, 2014